Exhibit 10.iii.j

Form of Amendment
Dated
August 14, 2019
To
The Mosaic Company
2014 Stock and Incentive Plan

6(i)(viii) Minimum Vesting Requirement. Notwithstanding any other provision of the Plan to the contrary, no Award (other than cash-only Awards that do not entitle the holder thereof to receive or purchase Shares) shall be granted with terms providing for any right of exercise or lapse of any vesting obligations earlier than a date that is at least one year following the date of grant (or, in the case of vesting based upon performance-based objectives, exercise and vesting restrictions cannot lapse earlier than the one-year anniversary measured from the commencement of the period over which performance is evaluated); provided, that the following shall not be subject to the foregoing minimum vesting requirement: any (A) substitute Awards granted in connection with awards that are assumed, converted or substituted pursuant to a merger, acquisition or similar transaction entered into by the Company or any of its Affiliates, (B) Shares delivered in lieu of fully vested cash bonuses, (C) Awards to Non-Employee Directors that vest on earlier of the one-year anniversary of the date of grant and the next annual meeting of stockholders which is at least 50 weeks after the immediately preceding year’s annual meeting, and (D) any additional Awards the Committee may grant, up to a maximum of five percent (5%) of the available share reserve authorized for issuance under the Plan pursuant to Section 4(a) (subject to adjustment under Section 4(c)); and, provided, further, that the foregoing restriction does not apply to the Committee’s discretion to provide for accelerated exercisability or vesting of any Award, including in cases of retirement, death, disability or a change in control, in the terms of the Award Agreement or otherwise. For purposes of counting Shares against the five percent (5%) limitation, the Share counting rules under Section 4 of the Plan apply.